EXHIBIT MM
FIRST AMENDMENT
OF THE
FEDERAL SIGNAL CORPORATION SAVINGS RESTORATION PLAN
          WHEREAS, Federal Signal Corporation (the “Company”) maintains the Federal Signal Corporation Savings Restoration Plan (the “Plan”) for the benefit of certain of its employees; and
          WHEREAS, the Plan provides in Section 12 for the amendment of the Plan by the Benefits Planning Committee; and
          WHEREAS, the Company has agreed to provide for a notional contribution to the Plan for William H. Osborne (“Osborne”) in the amount of $200,000 and in the same amount of $200,000 on each anniversary of Osborne’s employment date for the next nine years provided he is employed by the Company on such anniversary date; and
          WHEREAS, it is deemed advisable and in the best interest of the Company that the following amendment to the Plan be adopted, to reflect the notional contribution for Osborne as described above;
          NOW, THEREFORE, the Plan is hereby amended, effective as of September 15, 2008, by adding the following new Supplement B to the Plan, immediately following Supplement A thereof, in the form attached hereto.
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[signatures follow on next page]

     IN WITNESS WHEREOF, this Amendment has been executed by the Benefits Planning Committee on behalf of the Company, this                day of                     , 2008.

FEDERAL SIGNAL CORPORATION BENEFITS PLANNING COMMITTEE

Interim President and Chief Executive Officer, James E. Goodwin

Sr. Vice President and Chief Financial Officer, Stephanie K. Kushner

Sr. Vice President and General Counsel, Jennifer L. Sherman

Vice President and Controller, David E. Janek

Vice President—Human Resources, SSG, Guy T. Wernet

Vice President—Human Resources, ESG, Julie A. Cook

SUPPLEMENT B
Special Contributions for William H. Osborne
     B-1. Special Contributions. Beginning in Plan Year 2008 and for each of the nine Plan years thereafter, the Company shall make a Special Contribution to the Company Contribution Account of William H. Osborne (“Osborne”) under this Plan in the amount of $200,000 for 2008, and an additional $200,000 per year for the next nine years beginning in 2009 and ending in 2017. Such Special Contributions shall be made in the manner determined by the Committee and on the anniversary of the date of Osborne’s employment with the Company (September 15, 2008), and each Plan Year’s Special Contribution shall be made to the Plan only in the event that Osborne is employed on the anniversary of his date of hire; i.e., September 15 of the applicable Plan Year, as President and Chief Executive Officer of Federal Signal Corporation.
     B-2. Vesting of Special Contributions. Each Special Contribution shall be vested over a three-year period at the rate of one-third of the applicable amount in each year as of the anniversary date of Osborne’s first date of employment with the Company, so that each Special Contribution shall be 33-1/3% vested on September 15 of the year following the year of contribution, 66-2/3% vested on September 15 of the second year following the year of contribution, and 100% vested on September 15 of the third year following the year of contribution.
     B-3. Other Provisions of the Plan Applicable. All other provisions of the Plan are applicable to Special Contributions made under this Supplement B.